Exhibit 99.1

For Immediate Release:  Financial and Business Editors . . . October 31, 2008

The Bank Holdings Announces Third Quarter Results

TBHS and Nevada Security Bank Remain Well Capitalized

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS) announced results of operations for the quarter and nine-month period ended September 30, 2008 including the non-recurring, non-cash write-down of goodwill and the one-time write-down of Fannie Mae and Freddie Mac (GSE) preferred stock.  The Bank Holdings (the Company) is the parent company of Nevada Security Bank (the Bank), which operates under the name Silverado Bank in California and Granite Exchange, Inc., (Granite).  Both the Company and Nevada Security Bank remain well capitalized after these write-downs.

Third Quarter 2008 Highlights:

•                  Exclusive of investment losses and impairments, related tax provisions and the one-time, non-cash goodwill impairments, pre-tax operating income for the quarter was $405,000.  After the non-recurring goodwill and investment charges, the net loss for the quarter was $35 million.

•                  Both the Company and the Bank remain well capitalized at 12.03% and 10.59%, respectively.

•                  The Company maintains a strong liquidity position with over $103 million of immediately accessible funding sources.

•                  Continued expense control initiatives resulted in a $380,000 reduction in non-interest expenses from the same period of 2007 (exclusive of the goodwill impairment).

•                  The net interest margin was 3.45%, down 19 basis points as compared to last quarter, after interest income reversals on non-performing loans and investments.

•                  The Company’s GSE preferred stock holdings, other impaired investments, and other investment losses totaled $15 million for the quarter.

•                  The Company reduced goodwill by a non-cash, one-time impairment charge of $26.9 million during the third quarter.

•                  Non-performing loans totaled $21.8 million or 4.8% of gross loans at September 30.

“Our third quarter results reflect the uncertainties of the market and the declining value of financial stocks; these results are not indicative of our true potential.  As the economy improves over the next year or so, we will be implementing strategic business plans targeted for the most positive impact in our northern Nevada and northern California markets,” TBHS Chairman and CEO Hal Giomi said.

Goodwill Impairment

Like most publicly traded financial institutions, the Company experienced a significant decline in its stock price and market capitalization during 2008.  In conjunction with these declines and the ongoing turmoil in the financial markets, the Company has tested and reduced the carrying value of its goodwill resulting from the 2006 acquisitions of Northern Nevada Bank, Granite Exchange and Rocky Mountain 1031 Exchange (Rocky).  Goodwill is an accounting term used to reflect the portion of the market value of a business entity not directly attributable to its assets and liabilities; it normally arises in the case of an acquisition.  US Generally Accepted Accounting Principles (GAAP) require that when a significant adverse change occurs in market conditions, an evaluation of goodwill be performed to determine if impairment exists.  In the past, the Company performed this annual study of goodwill during the fourth quarter of the year.  With the uncertainty currently facing all publicly traded stocks and the volatile trading patterns and values seen in recent NYSE and NASDAQ activities, it was believed the goodwill evaluation was best performed before year end.  The Company engaged an independent consultant to assist in evaluating a potential goodwill impairment charge.  Based on their evaluation that goodwill was significantly impaired, the Company is taking a $27 million non-recurring, non-cash charge for the goodwill resulting from the NNB, Granite, and Rocky acquisitions in 2006.  This goodwill write-down will more closely align the Bank and Company’s book value and tangible equity.  The one-time, non-cash impairment charge is a non-taxable event that does not affect the Company’s cash balances, liquidity or operations.  Many other publicly traded corporations which have made recent acquisitions are experiencing similar goodwill impairments this year and recording these non-cash write-downs.  Goodwill and other intangible assets are not included in the calculation of regulatory capital.  After the charge, the Bank remains “Well Capitalized” under regulatory risk capital standards at 10.59%; the Company also remains “Well Capitalized” at 12.03%.

Government Sponsored Enterprise Impairment

Earlier in 2008, the Company invested in FNMA (Fannie Mae) and FHLMC (Freddie Mac) preferred stock for the rate of return, safety and soundness of a government sponsored enterprise (GSE) and strong investment rating (AAA).  These investments were held by 27% of all community banks across the nation.  Subsequent to the investment, the US Department of Treasury (Treasury) placed FNMA and FHLMC into conservatorship.  As a direct result of this conservatorship, the trading value of Fannie and Freddie preferred stock held by the Company was substantially reduced.  Accounting regulations require the Company to value the GSEs using fair value measurement pursuant to FAS 157, which involves selling the assets in a hypothetical transaction focusing on the price that would be received to sell the assets.  This unprecedented action by government edict creating the conservatorship has brought about limited trading and price support for these GSE preferred issues, which may permanently impair their value.  The Company is taking a one-time, after-tax charge of $9 million to reflect the substantially reduced trading value of Fannie and Freddie preferred stock held, as well as the reduced values of other illiquid assets held in its investment portfolio.  The government rescue package approved on September 30 included provisions relating to the GSE investments; a subsequent tax law change concerning the treatment of the GSE loss was approved on October 3.  The third quarter financial statements reflect this after-tax charge consistent with Congressional intent to provide relief to financial institutions holding the GSE investments during these turbulent financial conditions.  The required fair value accounting treatments under FAS 157 have been subject to recent scrutiny due to the volatility that may be reflected in the markets where no active trading of underlying assets have been reported.

FDIC Coverage

The FDIC has made recent changes to its coverage as part of the government rescue effort.  The Bank has taken full advantage of these changes and offers unlimited FDIC insurance on non-interest bearing transaction accounts and $250,000 insurance on individual interest bearing accounts through December 31, 2009.  Both the Company and the Bank remain well capitalized and the Company has over $100 million in available liquidity.  The increased FDIC insurance limits came in response to the Treasury’s guarantee of money market accounts of broker/dealers and the flight of customer deposits from community banks.  The Treasury’s initial actions may have resulted in customer withdrawals of approximately $20 million at the Bank, most of which was covered by the utilization of cross-banking deposit agreements such as the CDARS program.  CDARS allows customer deposits over the FDIC’s guaranteed limits to be placed in other banks enabling deposit guarantees on the full amount of customer accounts.  The flight to safety instigated by the Treasury action also brought about the movement of deposit accounts to “too big to fail” nationally recognized commercial banks.  As a result, smaller independent community banks like Nevada Security Bank have been adversely affected by the deposit reductions caused by these governmental actions.

Financial Results

After a one-time, non-cash goodwill impairment of $26.9 million and $15 million of investment charges, the net loss for the quarter was $35 million.  Exclusive of the non-recurring goodwill impairments, investment losses and impairments, and related tax provisions, pre-tax income for the quarter was $405,000.  As explained in detail above, contributing to this loss were the non-recurring, non-cash charges of $26.9 million for goodwill impairments and the one-time, pre-tax $15 million charges for FAS 157 fair value treatment on investments.  The investment charges result from the reductions in Fannie and Freddie preferred stock value and other than temporary impairment on other securities held for which no active trading exists, although there is cash flow to support the values.  For the nine month period ended September 30, the Company’s net loss totaled $34.5 million after the items noted above.

Chairman and CEO Comments

“The Company and Nevada Security Bank remain well capitalized according to regulatory standards with a Risk Based Capital Ratio of 12.03% and 10.59%, respectively.  Our third quarter results reflect accounting treatments brought about by the unprecedented turmoil in the financial and credit markets.  The value of the Fannie Mae and Freddie Mac preferred shares we purchased has been severely reduced by governmental actions taken in September.  The value of the Northern Nevada Bank (NNB) and Granite Exchange acquisitions we made in 2006 has been impaired as a result of the changes in our stock price over the last year.  The non-cash goodwill impairment charge of $26.9 million for NNB and Granite has been mandated by the significant adverse change in the market value of our Company.  GAAP requires that we perform an annual assessment of the value of all goodwill carried on our balance sheet; market price is one element of that review.  Accordingly, we found that the market value of our common stock and the discounted cash flows from these acquisitions were not adequate to support the current carrying value of these purchase transactions.  While the reported GAAP value of the Company has fallen, both the Company and the Bank remain well capitalized since goodwill is not included for the purposes of regulatory capital calculations.  The NNB acquisition is performing in line with our expectations at the time of purchase; this is not the case with Granite Exchange where the number of 1031 exchanges has declined precipitously.  With a lower number of real estate transactions brought about by increases in vacancies, declines in regional markets, and uncertainties in real estate values, we are seeing exchange volumes that are only about 10% of those when we purchased the company,” TBHS Chairman and CEO Hal Giomi said.

“This is a difficult environment for banks, for investors and for America in general.  The early identification of non-performing loans has depressed our operating results and we have experienced moderate increases in loan losses.  Although core deposits have been adversely affected by the ‘flight to safety’ to large nationally represented banks, we firmly believe in this market and believe it will return.  We continue our strong commitment to customer service and emphasize relationship banking.  While the overriding economic conditions are tenuous, we remain confident in the capabilities of our staff, our clients and the markets that we serve,” Giomi said.

Troubled Asset Relief Program (TARP) – Capital Purchase Program (CPP)

The Company has volunteered to participate in the US Treasury Departments TARP Capital Purchase Program and has submitted an application to its primary federal regulator to issue $5 million to $15 million in senior preferred stock.  On October 14, Secretary of the Treasury Henry Paulson announced decisive actions to protect the US economy.  Included in this action was the announcement the Treasury would purchase equity stakes in a wide array of financial institutions.  These Qualifying Financial Institutions (QFIs), like Nevada Security Bank and the Company, may participate in selling senior preferred shares to the Treasury in order to raise additional capital.  The additional capital will be used to strengthen the Company’s capital position and allow the Bank to make more loans to businesses and consumers in the markets we serve.  Nine large financial institutions have already agreed to participate in this program and will sell senior preferred shares to the US government on the same terms available to us.  Under the program, certain rights are granted to the Treasury, including the issuance of warrants having a market price of 15% of the value of the senior preferred shares placed.  This warrant issuance may result in the Company asking shareholders to approve an amendment to the Articles of Incorporation authorizing additional common stock shares.  There are certain restrictions placed on the Company as well, including executive compensation and the payment of dividends.

“The terms of the CPP are favorable and provide an attractive and low cost alternative to other capital sources in the market.  If granted, the funds will substantially enhance our capital ratios and our ability to lend additional funds in the markets that we serve, facilitating the economic recovery envisioned by Secretary Paulson,” Chairman and CEO Giomi said.

The Treasury has indicated senior preferred share purchases will be funded by the end of this calendar year.  The shares will be included in the computation of Tier 1 capital for regulatory purposes, enhancing the Company’s risk based capital ratios, should it be approved for participation in this program.

2008 Versus 2007 Year-over-Year Results (Nine Months):

•                  Net interest income before the provision for loan losses decreased by $1.1 million  (7%) to $15.5 million when compared to $16.6 million, reflecting a 103 basis point drop (13%) in interest earned on average assets versus a decrease of 102 basis points (22%) on interest paid on average interest bearing liabilities.

•                  The net interest margin was 3.62%, a 15 basis point or 4% reduction from the 3.77% posted for the same period last year.

•                  The loan loss provision increased by $680,000 for the nine months ended September 30, 2008 as compared to the same period of 2007.

•                  The year-to-date 2008 loss was $34.5 million or $5.92 per fully diluted share, a decrease from earnings of $2.0 million or $0.34 per fully diluted share for the same period of 2007.  The 2008 loss was largely due to a one-time, non-cash goodwill impairment charge of $26.9 million.

•                  Exclusive of non-recurring items, non-interest expenses decreased by $871,000 for the nine month period ended September 30, 2008 as compared to 2007.

Linked Quarter Data (Third Quarter 2008 Versus Second Quarter 2008):

•                  Loan loss provision was reduced by $990,000.

•                  Net interest income of $4.9 million before the provision for loan losses declined by $332,000 from that reported for the second quarter of 2008.

•                  Continued expense control initiatives resulted in a $652,000 reduction in non-interest expenses from the three months ended June 30, 2008 exclusive of the non-recurring goodwill impairment charge.

Financial Performance Ratios - Third Quarter 2008 Versus 2007:

Return on average shareholders’ equity:

For the third quarter of 2008, the Company’s loss on average shareholders’ equity (ROAE) was (220%), as compared to returns of 3.97% for 2007.

Diluted earnings (loss) per share:

For the third quarter 2008, the Company’s fully diluted loss per share was $6.01, as compared to earnings per share of $0.13 for the same period of 2007.

Return on average assets:

The Company’s loss on average assets (ROAA) for the third quarter 2008 was (22%), as compared to the return of 0.45% for 2007.  Average assets were $625 million for the third quarter of 2008, as compared to $654 million for the same period of 2007.

Operating efficiency:

As a result of the non-recurring goodwill impairment and the GSE losses, as well as the unrealized losses on trading securities, the Company’s efficiency ratio for the third quarter of 2008 declined to 692% from the 74% reported for the same period of last year.  Exclusive of these non-recurring charges, the ratio would have been 87% for the third quarter of 2008.

Financial Performance Ratios, Year-to-Date 2008 versus 2007:

Return (loss) on average shareholders’ equity:

For year-to-date September 30, 2008, the Company’s loss on average shareholders’ equity (ROAE) was (62%), as compared to the return of 3.61% for 2007.

Diluted earnings (loss) per share:

For year-to-date 2008, the Company’s fully diluted loss per share was $5.92, as compared to earnings per share of $0.34 for the same period of 2007.

Return (loss) on average assets:

The Company’s loss on average assets (ROAA) for year-to-date 2008 was (7.3%), as compared to the return on average assets of 0.41% for 2007.  Average assets declined about $20 million or 3% over the periods reported.

Operating efficiency:

The Company’s efficiency ratio for year-to-date 2008 decreased to 257% from the 78% reported for the same period of last year.

Income Statement Results

The book yield on the investment portfolio increased to 4.53% for the third quarter of 2008, as compared to 4.37% for the same period of last year.  For the year-to-date period ending September 30, the earnings rate was 5.11% as compared to 4.32% for the same period of 2007.  The interest earned on average earning assets was 6.30% for the third quarter of 2008, as compared to 7.74% for the same period of 2007.  For the first nine months of 2008 this rate was 6.71%, as compared to 7.74% for the same period of 2007.  In order to increase liquidity and reduce risk-based capital requirements, the Company sold $20 million of municipal obligations and $10 million in agencies and mortgage-backed investments during the third quarter of 2008.

For the third quarter of 2008, the average loan portfolio volume was $458 million, or about 6% less than the $485 million reported for the quarter ended September 2007; for the nine months ended September 30, 2008, the portfolio was about $463 million, or 3% less than the $476 million reported for the same period of last year.  These declining loan totals reflect the general economic conditions in our markets as well as our emphasis on resolving deteriorating asset values in our real estate loan portfolio.  Reflecting the 425 basis point decrease in the prime rate over the past thirteen months and increasing levels of non-accruals and Other Real Estate Owned, interest income on loans declined to $7.7 million from $10.4 million or $2.7 million (26%) when comparing this quarter’s results to the same quarter of last year; for the nine month periods under review, the decline was $5.9 million or 19%.  During the first nine months of 2008, the rate earned on average loans outstanding was 7.09%, as compared to 8.55% for 2007. As a comparison, during the third quarter of 2008 the average prime rate was 5.0% while it was 8.18% for the same period of 2007.  Furthermore, for the nine months ended September 30, 2008 the average prime rate was 5.64% while it was 8.23% for the same period of 2007.

Interest expense for the third quarter of 2008 was $4.1 million, as compared to $5.9 million for the same period of 2007, a reduction of 31%.  Interest expense for the nine month year-to-date period was $13.2 million, a decrease of $4.3 million or about 24% from the $17.5 million reported for the same period of 2007.  Management made a concerted effort to restructure the Company’s liability profile over the past nine months.  Average interest bearing deposits were reduced by $44 million or 10% for the third quarter of 2008 to $393 million, as compared to $440 million for the same quarter of 2007, while average borrowed funds increased by $42 million or 75% over the same period.  The utilization of wholesale brokered deposits as an alternative to FHLB borrowings is a provisional activity at the current time to increase the Company’s liquidity while money markets and investment values remain volatile.  These excess brokered funds have been placed in overnight demand deposit accounts with our correspondent banks and the Federal Reserve Bank where their safety is guaranteed.

The cost of average interest bearing deposits declined to 3.35% for the quarter ended September 30, 2008, as compared to 4.51% for the same period of 2007.  For the nine months ended September 2008, this rate was 3.65%, as compared to 4.46% for the same period of 2007.  In addition, the utilization of a greater volume of short-term borrowed funds during lower money market rate conditions brought about the reduction of total borrowed funds costs to 2.95% for the three months ended September 30, 2008 as compared to 6.41% for the same period of 2007. These rates were 3.21% for the first nine months of 2008, as compared to 5.29% for the same 2007 period.  Based on these actions, the third quarter interest expense declined to 3.27% for 2008 as compared to 4.73% for the same period of 2007.  Total year-to-date interest expense declined to 3.56% for the first nine months of 2008 from 4.58% for the same period of 2007.

The Company’s net interest margin was 3.45% for the third quarter of 2008, a thirty-two (32) basis point or 8% reduction from the third quarter of 2007.  For the nine months ended September 30, 2008 the Company’s net interest margin was 3.62%, as compared to 3.77% for the same period of 2007, a reduction of 4%.  Further reductions in the prime interest rate during 2008 would place additional pressure on the Company’s net interest margin for the remainder of the year.

Non-interest income for the third quarter of 2008 was severely reduced by the impact of unrealized losses on trading securities, the loss of value in the GSEs held by the Company, and the non-recurring goodwill impairment. The Company reported $802,000 in unrealized investment losses and a before tax loss of $15 million on the GSEs and other investments, leading to a non-interest income loss of $14 million, as compared to non-interest income of $163,000 for the same period of 2007.  For the nine months ended September 30, 2008 the non-interest income loss was $14 million, as compared to non-interest income of $1.2 million for the same period in 2007.

Non-interest expenses exclusive of the non-recurring goodwill impairment decreased by $380,000 (a 9% reduction) for the quarter ended September 30, 2008, as compared to the same period of 2007.  The same calculation for the nine months ending September 2008 when compared to the same period of 2007 reflects a reduction of $871,000 or 6%.  The expense reductions are most notable in occupancy, advertising, marketing, data processing and other professional services.  These reductions are a result of our increased attention to enhancing our operating efficiencies.

Credit Quality

The increase in non-performing and non-accrual loans is evidence of management’s efforts to aggressively evaluate credit quality.  The Company continues to take a conservative and proactive approach to managing its current loan portfolio, particularly with new appraisals and shifting real estate values in our northern Nevada and northern California markets.  While the Company’s early warning system activities have brought about a reduction of more than $1.3 million in interest income, early recognition of non-performing assets, impairments and charge-offs enables us to focus on potential workout, collection and liquidation activities while maintaining the loan loss reserve at a level consistent with prudent loan portfolio management. Management works closely with borrowers to resolve financial issues through credit restructuring if possible or foreclosures if required.  While holding costs may accelerate as more Other Real Estate Owned is added to our Non Performing Asset portfolio, certain properties may be retained as current volatile market conditions may not be conducive to maximizing long-term shareholder value.  The current reserve is 1.58% of loans, net of deferred fees and costs.

As a result of the slowing economy, the Bank has placed potential problem credits on non-accrual status, enhanced and strengthened its underwriting criteria, and performed an extensive internal review of its loan portfolio.  These actions have given rise to increased loans categorized as “Impaired” under FAS 114.  At September 30, 2008, 14 impaired loans amounted to $9.7 million with a specific reserve allowance of $1.6 million.  This compares to 10 impaired loans totaling $7.8 million at June 30, 2008 with specific reserves of $1.5 million; at September 30, 2007 there were no identified impaired loans.

Non-accrual loans, which include most but not all impaired loans, at September 30, 2008, amounted to $21.8 million with $1.5 million specific reserves.  Non-accrual loans amounted to $13.4 million as of June 30, 2008 and $5.7 million at September 30, 2007.

Other non-performing assets at September 30, 2008 consisted of $2.0 million of specifically identified other-than-temporarily-impaired investments and $2.9 million of OREO.  At September 30, 2007 there were no non-performing investments or OREO.

For both periods under review, September 30, 2008 and 2007, the distribution of loans held did not substantially change with approximately 80% of all loans represented in real estate categories.  Furthermore at both periods, the Company had no sub-prime loans.

Balance Sheet Changes

For the quarter ended September 2008 total average assets decreased $29 million or 4% to $625 million, from the $654 million reported for the same period of the previous year.  During the same period, average gross loans decreased $27 million or 6% to $458 million from the $485 million in average loans reported at September 30, 2007.  During the same periods, average non-interest bearing deposits declined $1 million to $60 million or 2% from $61 million and average interest bearing deposits decreased $45 million or 10% to $395 million from $440 million.  Average borrowings for the quarter ended September 30, 2008 were $99 million, an increase of $42 million or 74% from the $57 million reported for the same period of 2007.

For the nine months ended September 2008 total average assets decreased $20 million or 3% to $633 million, from the $653 million reported for the same period of the previous year.  During the same period, average gross loans decreased $13 million or 3% to $463 million from the $476 million in average loans reported at September 30, 2007.  During the same periods, average non-interest bearing deposits declined $2 million to $58 million or 3% from $60 million and average interest bearing deposits decreased $44 million or 10% to $393 million from $437 million. Average borrowings were $103 million for the nine month period ended September 30 2008, an increase of $29 million or 39% from the $74 million reported for the same period of 2007.  These ratios reflect the shrinkage of the balance sheet over the past year as a result of capital concerns, as well as the shift in the Company’s liability structure with customer anxiety after the FDIC’s takeover of IndyMac Bank, guaranteeing of money market funds by the US Department of the Treasury, and customer value seen in banks perceived as “too big to fail.”  Due to the downturn in the economy, we are focusing our near term strategies on reducing non-performing assets, improving overall asset quality, preserving capital, reducing expenses, and growing core deposits.

Capital Adequacy

The Company and the Bank’s capital ratios continue to exceed the well-capitalized guidelines issued by regulatory agencies.  Based on the current level of capital, substantive growth is unlikely in the current time horizon.  While the Board of Directors previously authorized the repurchase of up to $3 million in outstanding common stock, only 1,000 shares have been repurchased under such program.  With the current uncertainties in the money markets and the need to retain capital, the Company is not likely to re-purchase its stock in the near term.

Guidance for 2008

“Like other financial institutions, we continue to face an extremely challenging operating environment, but we feel confident in our ability to weather the storm.  With government action to guarantee broker/dealer money market accounts, we are gratified the FDIC has taken steps to level the playing field by fully insuring non-interest bearing transaction accounts and increasing insurance coverage on all other deposit accounts to $250,000 until December 31, 2009.  While the goodwill impairment and the reduction in investment values recognized in this quarter are without precedent, we believe the worst is over for 2008.  The Treasury Department’s Capital Purchase Program to strengthen commercial banks could be a boost to economic activity in our markets.  We are cognizant of the economic uncertainties of the markets and the political variables which may be introduced by a new administration in Washington; we are prepared to meet these challenges for the balance of 2008,” said Chief Financial Officer Jack Buchold.

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About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank and Granite Exchange.   The Company’s other “1031” subsidiary, Rocky Mountain Exchange in Montana, was closed on July 30, 2008. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million.  The Bank currently operates five northern Nevada branches: three in Reno and one each in Incline Village and Carson City.  Silverado Bank, a northern California division of Nevada Security Bank, currently operates one branch in Roseville and one in Rancho Cordova, California.  The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area.  Granite Exchange operates one office in Roseville, California. For additional information, please visit, www.silveradobank.com, and www.ges1031.com. The President of The Bank Holdings is Joseph Bourdeau and Hal Giomi is the Chairman and Chief Executive Officer.

Forward looking statements, by their nature, are subject to risks and uncertainties. The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward-looking statements.  Actual results may differ from those projected.  These forward looking statements involve risks and uncertainties concerning: the health of the national, Nevada and California economies; and changes in business and economic conditions, fiscal and monetary policies, competition, disintermediation and legislation; as well as the Companies’ abilities to attract and retain skilled employees; customers’ service expectations; the Companies’ abilities to successfully deploy new technology and gain efficiencies therefrom; success of branch expansion; changes in interest rates; loan portfolio performance; and other factors detailed in the Company’s Securities and Exchange Commission filings. Forward looking statements speak only as of the date they were made.  The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances that may occur after the date that forward looking statements are made.

FOR ADDITIONAL INFORMATION,

Please review the Company’s Form 10-K and other current filings with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada

Phone:  775-853-8600

FAX:    775-853-2056

Summary Selected Consolidated Financial Data

	Nine Months Ended September 30, 2008 (3)	Nine Months Ended September 30, 2007 (3)	Year Ended December 31, 2007
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$28,690	$34,107	$45,183
Interest expense	13,215	17,499	22,964
Net interest income	15,475	16,608	22,219
Provision for loan losses	1,440	760	3,007
Non - interest income	(14,015)	1,190	1,422
Non - interest expenses	39,915	13,875	18,307
(Loss)/income attributable to minority shareholders	—	(28)	(27)
(Benefit)/Provision for income taxes	(5,383)	1,180	625
Net income	$(34,512)	$2,011	$1,729
Period End Data
Assets	558,216	653,347	626,640
Loans, gross including fair value loans	454,506	489,931	474,769
Securities	65,560	79,987	80,276
Deposits	461,034	516,841	451,335
Other borrowed funds	55,119	49,119	91,229
Shareholders’ equity	39,630	75,203	74,837
Average Balance Sheet
Assets	632,795	652,789	649,110
Loans	462,527	476,267	478,461
Securities	108,375	87,583	85,306
Deposits	450,901	497,151	492,347
Shareholders’ equity	74,872	74,133	74,696

Asset Quality
Non-performing assets (1)	27,369	5,660	6,433
Allowance for loan losses	7,198	5,480	7,276
Net charge-offs	1,518	710	1,161
Non-performing assets to total assets	4.90%	0.87%	1.03%
Allowance for loan losses to loans	1.58%	1.12%	1.53%
Net Charge-offs to average loans	0.33%	0.15%	0.24%

Per Common Share
Basic income per share	(5.92)	0.34	0.30
Diluted income per share	(5.92)	0.34	0.29
Book value per share	6.80	12.90	12.83
Period end common shares outstanding	5,830,099	5,831,099	5,831,099
Wtd average shares outstanding -basic	5,830,437	5,831,099	5,831,099
Wtd average shares outstanding -diluted	5,833,173	5,983,980	5,968,687

Financial Ratios
Return on average assets (4)	(7.29)%	0.41%	0.27%
Return on average equity (4)	(61.57)%	3.61%	2.31%
Net interest margin (2)	3.62%	3.77%	3.79%
Tier 1 leverage capital ratio	6.94%	10.40%	10.39%

(1)	Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.
(2)	Net interest income is divided by average interest-earning assets.
(3)	Unaudited.
(4)	Annualized

Summary Selected Consolidated Financial Data

	Quarter Ended September 30, 2008 (3)	Quarter Ended September 30, 2007 (3)	Year Ended December 31, 2007
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$8,971	$11,543	$45,183
Interest expense	4,062	5,923	22,964
Net interest income	4,909	5,620	22,219
Provision for loan losses	150	346	3,007
Non - interest income	(14,084)	163	1,422
Non - interest expenses	30,794	4,263	18,307
(Loss)/income attributable to minority shareholders	—	11	(27)
(Benefit)/Provision for income taxes	(5,073)	413	625
Net income	$(35,046)	$750	$1,729
Period End Data
Assets	558,216	653,347	626,640
Loans, gross including fair value loans	454,506	489,931	474,769
Securities	65,560	79,987	80,276
Deposits	461,034	516,841	451,335
Other borrowed funds	55,119	49,119	91,229
Shareholders’ equity	39,630	75,203	74,837
Average Balance Sheet
Assets	624,835	654,344	649,110
Loans	457,887	485,102	478,461
Securities	108,396	82,063	85,306
Deposits	455,506	501,260	492,347
Shareholders’ equity	63,327	74,954	74,696

Asset Quality
Non-performing assets (1)	27,369	5,660	6,433
Allowance for loan losses	7,198	5,480	7,276
Net charge-offs	407	450	1,161
Non-performing assets to total assets	4.90%	0.87%	1.03%
Allowance for loan losses to loans	1.58%	1.12%	1.53%
Net Charge-offs to average loans	0.09%	0.09%	0.24%

Per Common Share
Basic income per share	(6.01)	0.13	0.30
Diluted income per share	(6.01)	0.13	0.29
Book value per share	6.80	12.90	12.83
Period end common shares outstanding	5,830,099	5,831,099	5,831,099
Wtd average shares outstanding -basic	5,830,099	5,831,099	5,831,099
Wtd average shares outstanding -diluted	5,830,099	5,963,458	5,968,687

Financial Ratios
Return on average assets (4)	(22.25)%	0.45%	0.27%
Return on average equity (4)	(219.56)%	3.97%	2.31%
Net interest margin (2)	3.45%	3.77%	3.79%
Tier 1 leverage capital ratio	6.94%	10.10%	10.39%

(1)	Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.
(2)	Net interest income is divided by average interest-earning assets.
(3)	Unaudited.
(4)	Annualized.

Summary Selected Consolidated Financial Data

	Quarter Ended June 30, 2008 (3)	Quarter Ended June 30, 2007 (3)	Year Ended December 31, 2007
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$9,411	$11,222	$45,183
Interest expense	4,170	5,584	22,964
Net interest income	5,241	5,638	22,219
Provision for loan losses	1,140	234	3,007
Non - interest income	151	605	1,422
Non - interest expenses	4,535	4,679	18,307
(Loss)/income attributable to minority shareholders	—	(15)	(27)
(Benefit)/Provision for income taxes	(308)	541	625
Net income	$25	$804	$1,729
Period End Data
Assets	651,612	662,000	626,640
Loans, gross including fair value loans	462,412	476,936	474,769
Securities	112,095	83,081	80,276
Deposits	440,579	483,707	451,335
Other borrowed funds	130,619	78,619	91,229
Shareholders’ equity	73,814	74,504	74,837
Average Balance Sheet
Assets	644,146	644,567	649,110
Loans	461,313	474,010	478,461
Securities	107,683	87,413	85,306
Deposits	438,462	479,887	492,347
Shareholders’ equity	74,236	74,071	74,696

Asset Quality
Non-performing assets (1)	17,773	1,881	6,433
Allowance for loan losses	7,241	5,584	7,276
Net charge-offs	897	152	1,161
Non-performing assets to total assets	1.38%	0.15%	1.03%
Allowance for loan losses to loans	1.57%	1.20%	1.53%
Net Charge-offs to average loans	0.19%	0.03%	0.24%

Per Common Share
Basic income per share	0.00	0.14	0.30
Diluted income per share	0.00	0.13	0.29
Book value per share	12.66	12.78	12.83
Period end common shares outstanding	5,830,099	5,831,099	5,831,099
Wtd average shares outstanding -basic	5,830,117	5,831,099	5,831,099
Wtd average shares outstanding -diluted	5,833,525	5,994,163	5,968,687

Financial Ratios
Return on average assets (4)	0.02%	0.50%	0.27%
Return on average equity (4)	0.14%	4.35%	2.31%
Net interest margin (2)	3.64%	3.94%	3.79%
Tier 1 leverage capital ratio	10.38%	10.41%	10.39%

(1)	Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.
(2)	Net interest income is divided by average interest-earning assets.
(3)	Unaudited.
(4)	Annualized.

Summary Selected Consolidated Financial Data

	Quarter Ended March 31, 2008 (3)	Quarter Ended March 31, 2007 (3)	Year Ended December 31, 2007
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$10,308	$11,342	$45,183
Interest expense	4,983	5,992	22,964
Net interest income	5,325	5,350	22,219
Provision for loan losses	150	180	3,007
Non - interest income	(82)	422	1,422
Non - interest expenses	4,586	4,933	18,307
(Loss)/income attributable to minority shareholders	—	(24)	(27)
(Benefit)/Provision for income taxes	(2)	226	625
Net income	$509	$457	$1,729
Period End Data
Assets	633,365	647,418	626,640
Loans, gross including fair value loans	459,464	464,253	474,769
Securities	98,311	90,544	80,276
Deposits	441,607	514,841	451,335
Other borrowed funds	110,619	36,384	91,229
Shareholders’ equity	74,222	73,779	74,837
Average Balance Sheet
Assets	628,718	660,874	649,110
Loans	468,431	469,549	478,461
Securities	76,741	92,966	85,306
Deposits	458,686	511,910	492,347
Shareholders’ equity	73,617	73,398	74,696

Asset Quality
Non-performing assets (1)	8,793	913	6,433
Allowance for loan losses	7,212	5,502	7,276
Net charge-offs	214	108	1,161
Non-performing assets to total assets	1.39%	0.14%	1.03%
Allowance for loan losses to loans	1.57%	1.19%	1.53%
Net Charge-offs to average loans	0.05%	0.02%	0.24%

Per Common Share
Basic income per share	0.09	0.08	0.30
Diluted income per share	0.09	0.08	0.29
Book value per share	12.73	12.65	12.83
Period end common shares outstanding	5,831,099	5,831,099	5,831,099
Wtd average shares outstanding -basic	5,831,099	5,831,099	5,831,099
Wtd average shares outstanding -diluted	5,835,097	6,002,124	5,968,687

Financial Ratios
Return on average assets (4)	0.33%	0.28%	0.27%
Return on average equity (4)	2.78%	2.53%	2.31%
Net interest margin (2)	3.78%	3.69%	3.79%
Tier 1 leverage capital ratio	10.28%	9.30%	10.39%

(1)	Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.
(2)	Net interest income is divided by average interest-earning assets.
(3)	Unaudited.
(4)	Annualized